EXHIBIT 99.1

Ruby Tuesday Chief Financial Officer Joins IZEA Board of Directors
Jill Golder brings 26 years of Fortune 500 Finance and
Governance Experience to the Company

Orlando, Florida (May 26, 2015) - IZEA, Inc. (OTCQB: IZEA), operator of the premiere online marketplace that connects brands with influential content creators, announced the addition of Jill Golder to the company’s Board of Directors and appointment as Audit Committee Chair of the Board. Ms. Golder serves as the Chief Financial Officer for Ruby Tuesday (NYSE:RT), an international restaurant company with more than 40,000 employees and $1.2 billion in annual sales. As Chief Financial Officer, Ms. Golder manages all areas of Corporate Finance, Accounting, Investor Relations, Internal Audit, Supply Chain, Development and Information Technology.

Ms. Golder has 26 years of finance, accounting and corporate governance experience and has served in numerous leadership roles at Fortune 500 companies. Prior to joining Ruby Tuesday, she was the Chief Financial Officer for Cooper’s Hawk Winery & Restaurants. Ms. Golder spent 23 years at Darden Restaurants (NYSE: DRI), holding progressively responsible positions in finance. During her last 10 years with Darden, Ms. Golder held the position of Senior Vice President, Finance, leading finance for brands including Olive Garden, Red Lobster and the Specialty Restaurant Group.

“Jill brings a wealth of public finance, accounting and governance experience to the board,” said Ted Murphy, IZEA’s Chairman and Chief Executive Officer. “We are delighted to welcome her to the IZEA team and look forward to her contributions as we continue to grow.”

The election of Ms. Golder to the Board of Directors is part of IZEA’s ongoing effort to enhance the company’s depth of leadership and bolster its corporate controls and governance. The structure of IZEA’s board is now in line with NASDAQ’s listing requirements for director independence and audit committee financial experts.

Ms. Golder has also served as Director of Strategic Planning & Corporate Analysis at Dominos Pizza and she earlier served as a Manager of Finance at Walt Disney World. Ms. Golder serves on the University of Tennessee Economics Advisory Council. She earned a Bachelor of Arts degree with a major in Economics at Kalamazoo College and a Masters in Business Administration from the University of Chicago Booth School of Business.

“It is rare to get the opportunity to join a company that has literally created an industry,” said Golder. “I am excited to work with IZEA’s leadership team and the other board members to continue the company’s growth and build value for shareholders.”

About IZEA
IZEA operates the premiere online marketplace that connects brands with influential content creators. IZEA creators range from leading bloggers and social media personalities to A-List celebrities and professional journalists. Creators are compensated for developing and distributing unique content on behalf of brands including long form text, videos, photos and status updates. Brands receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit http://corp.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement.

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IZEA Investor Relations:

Budd Zuckerman
Genesis Select
303.415.0200
bzuckerman@genesisselect.com

IZEA Media Relations:

Brent Diggins
Allison & Partners
(480) 516-2035
brent@allisonpr.com